Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Gregory S. Furness	Nancy A. Johnson, (612) 455-1745
Chief Financial Officer	Marian Briggs, (612) 455-1742
(763) 852-4100	njohnson@psbpr.com/mbriggs@psbpr.com
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES CORRECTS FIRST-QUARTER PURCHASE ACCOUNTING
TREATMENT OF HINNOVATION ACQUISITION ITEM

No Impact on First-Quarter Operating Loss or
Financial Outlook for Remaining Three Quarters of 2004
First-Quarter Net Loss Increases by 3 Cents per Share

Webcast Is Live at 4 p.m. CT Today

Minneapolis, May 5, 2004—Vital Images, Inc. (NASDAQ: VTAL), announced that its 2004 first-quarter financial results released on April 29, 2004, inadvertently contained information that should be corrected.

The reason for the correction is that in both its financial results for the 2004 first quarter and in its previous guidance for the first quarter of 2004, Vital Images included a tax benefit, which should not have been included, for the write-off of in-process research and development (R&D) costs from the HInnovation acquisition.  As a result, the company’s net loss for the first quarter of 2004 should be increased by $330,000, or $0.03 per share, to a net loss of $1.4 million, or $0.12 per share.  The incorrect tax treatment of the write-off of in-process R&D had no impact on the company’s first-quarter revenue, gross margin or operating loss.

Earlier in 2004, the company stated that it expected a net loss of $900,000 to $1.3 million, or approximately $0.08 to $0.11 per share, for the first quarter of 2004.  This estimate included a tax benefit from the write-off of in-process R&D.  If the tax benefit for the write-off of in-process R&D costs had been properly excluded, Vital Images’ guidance for the first quarter would have been a net loss of $1.2 million to $1.6 million, or approximately $0.11 to $0.14 per share.

Previously, the company stated that it expects to report a net loss for the 2004 year of less than $900,000, or $0.08 per share.  With the correction of first-quarter results, Vital Images anticipates a loss for 2004 of less than $1.2 million, or $0.11 per share.  The company is not changing guidance for its expected results for the remaining three quarters of 2004.  Management expects to achieve quarterly profitability by the fourth quarter of 2004 and anticipates positive cash flow from operations in 2004.

Jay D. Miller, Vital Images’ chief executive officer, said, “We sincerely and deeply regret the error in the tax treatment for the write-off of in-process R&D associated with our acquisition of HInnovation.  I want to emphasize that this is only a tax adjustment.  We are pleased with the revenue gains the company posted in the first quarter, and our guidance continues to reflect a revenue increase for the 2004 year of between 25 and 35 percent.”

(more)

Due to the change in the treatment of the write-off of in-process R&D, the company projects its effective tax rate to be approximately 39 percent for the year rather than approximately 35 percent, as discussed in last week’s first-quarter conference call.  This 39 percent rate will be applied to the company’s income before taxes as adjusted for permanent items, in this case, almost exclusively the in-process R&D charge of $1.0 million.  This could result in a tax expense for 2004, even though the company reports a pre-tax loss for the year.

Conference Call and Webcast

Vital Images will host a live Webcast to discuss the tax treatment today, Wednesday,  May 5, at 4:00 p.m. CT.  To access this Webcast, go to the investor portion of the company’s Web site, www.vitalimages.com, and click on the Webcast icon.  The Webcast replay will begin at 6:00 p.m. CT, Wednesday, May 5, 2004.

If you do not have access to the Internet and want to listen to an audio replay of the conference call, dial (800) 405-2236 and enter conference call ID# 579259.  The audio replay will be available beginning at 6:00 p.m. CT on Wednesday,  May 5, 2004, through 5:00 p.m. CT on Wednesday,  May 12, 2004.

The full text of the press release, including the correction, follows:

VITAL IMAGES ANNOUNCES FIRST-QUARTER RESULTS

Company Reports Record Revenue and Strong Sequential
Revenue Gains from Fourth Quarter

Minneapolis, April 29, 2004—Vital Images, Inc. (NASDAQ: VTAL), a medical imaging software company, today reported record total revenue for the first quarter ended March 31, 2004, of  $7.7 million versus $6.8 million in the year-ago period, a 14 percent increase.  Sequentially, first-quarter revenue increased 49 percent over fourth-quarter revenue of $5.2 million.  In the 2004 first quarter, Vital Images reported a net loss of $1.4 million, or $0.12 per share, which includes previously announced amortization costs of $163,000 and a write-off of in-process research and development costs of $1.0 million related to the acquisition of HInnovation, which closed in February.  For the first quarter of 2003, the company reported net income of $654,000, or $0.06 per diluted share.

First-quarter 2004 sales through the company’s distribution agreement with Toshiba Medical Systems Corporation rose to $5.3 million, or 69 percent of total revenue, compared to $3.0 million, or 45 percent of revenue, in the first quarter of 2003.  Under this agreement, Toshiba offers Vital Images’ Vitrea® software to its CT scanner customers through subsidiaries and distributors in the United States and more than 50 countries worldwide.

“We are delighted to start 2004 with strong revenue in the first quarter,” said Jay D. Miller, Vital Images president and chief executive officer.  “Sales through Toshiba were especially robust and reflect Toshiba’s market share gains in the CT scanner market, due in part to the added value of offering our Vitrea software.  Process improvements and training in our sales and marketing area are beginning to yield results, and we recognize the contributions our sales reps made in closing Toshiba- and McKesson-related sales.”

First-quarter 2004 revenue from Vitrea options was especially strong, accounting for 62 percent of the company’s total software revenue.  The CT cardiac and colon options for the early detection of heart disease and colon polyps were top sellers among the company’s many software options.  E-Z-EM, Inc., a leader in conventional colonoscopy contrast agents and disposables and a Vital Images distribution partner since 2001, is actively marketing Vitrea’s virtual colonoscopy (VC) capability and training physicians to read VC studies.  Miller also noted that this marked the first quarter of revenue contribution from the lung visualization option, which is sourced from R2 Technology, Inc.

Gross margin for the first quarter of 2004 totaled $5.4 million compared with $5.2 million for the year-ago period and $3.6 million in the 2003 fourth quarter.  The gross margin rate for the first quarter was 70 percent versus a gross margin rate of 76 percent for the first quarter last year and 68 percent in the 2003 fourth quarter.  The decline in the gross margin rate from the year-earlier  quarter to the 2004 first quarter is the result of amortization charges related to the acquisition of HInnovation, increased software royalty expense and product costs related to the sourcing of third-party software products.

Total 2004 first-quarter operating expenses were $7.1 million, a 57 percent increase over $4.5 million for the same period in 2003.  First-quarter 2004 operating expenses include the write-off of in-process R&D costs of $1.0 million related to the acquisition of HInnovation.  Sales and marketing expenses rose 27 percent to $2.7 million from $2.1 million in the prior-year period.  R&D expenses for the 2004 first quarter, which include the write-off related to the HInnovation acquisition, were $2.7 million, up 94 percent from $1.4 million in the same period of 2003.  General and administrative expenses were $1.7 million in the first quarter of 2004 compared with $1.0 million in the first quarter of 2003 and include a $490,000 charge for an increase in the allowance for doubtful accounts due to a recent significant deterioration in the ability of an end-user customer to pay.

In February, Vital Images completed the acquisition of HInnovation, Inc., a private company and provider of software solutions that allow physicians to use low-end PCs or notebook computers to access 2D, 3D and 4D medical applications securely over the Internet.  The total purchase price of HInnovation was approximately $12.6 million and has been accounted for as the purchase of a business under FASB Statement No. 141, “Business Combinations.”  At closing, Vital Images paid $6.0 million in cash, issued 376,262 shares of common stock, valued at $6.1 million for accounting purposes, to the shareholders of HInnovation and incurred direct costs of the transaction of $0.5 million.  In addition, the transaction includes $6.0 million of contingent milestone payments comprised of $3.0 million in stock and $3.0 million in cash.

An appraisal firm assisted Vital Images with the valuation of identified intangible assets and has issued its draft report.  In addition, the company is finalizing the acquired tax attributes of HInnovation.  The final purchase price allocation is also subject to adjustment for payments of contingent consideration in future periods.  Until these activities are completed, the purchase price is preliminary and subject to adjustment.

As of March 31, 2004, the company had cash, cash equivalents and marketable securities totaling $28.6 million versus $34.2 million as of December 31, 2003.  The decrease is due to the $6.0 million in cash paid to acquire HInnovation.

Networking Capabilities Broaden Market Opportunities

In recent months, Vital Images has discussed two major initiatives to market Vitrea to PACS (picture archiving and communications systems) users and offer Web-based products.  These strategies represent opportunities to offer broader access to radiologists and to give more physicians outside the radiology department access to 3D visualization and analysis, wherever and whenever needed.

“Within the radiology world, there is increasing demand for 3D visualization and analysis,” commented Miller.  “Beyond radiology, many surgeons and other physicians have come to rely on 3D images to understand conditions and plan treatments.  By broadening access to Vitrea, whether in a clinic or home office, we are better serving our physician customers while expanding our potential markets.  Our partnership with McKesson and the HInnovation acquisition are in the early stages, and we anticipate revenue from both agreements will ramp nicely through 2004.”

Under a joint PACS distribution agreement with McKesson Information Solutions, the McKesson sales force is offering Vitrea as part of an enterprise-wide visualization and analysis solution.  First-quarter 2004 Vital Images sales included modest revenue from the McKesson agreement, and Vital Images sales people are actively involved in McKesson sales situations.  PACS solutions enable hospitals and clinics to acquire, distribute and archive medical images and diagnostic reports across the enterprise.  These systems eliminate the need for film-based imaging and significantly improve productivity by automating workflow.

HInnovation’s product turns user PCs into full-featured diagnostic workstations.  This Web-enabled, server-based technology allows broad access to 2D, 3D and 4D advanced visualization tools throughout the enterprise.  Vital Images is in the process of “Vitalizing” the HInnovation product.   The “Vitalized” product will be launched in the second quarter with shipments starting in the third quarter of 2004.

Second-Quarter and 2004 Outlook

For the second quarter of 2004, Vital Images expects total revenue of $7.5 million to $8.5 million and a net loss of $0.01 to $0.04 per share, which will include $326,000 in costs related to the amortization of intangibles purchased in the HInnovation acquisition.  The company continues to anticipate 2004 annual revenue growth of 25 percent to 35 percent.  With more than $2 million in non-cash charges anticipated from the HInnovation acquisition, the company expects to report a net loss for the 2004 year of less than $1.2 million, or $0.11 per share, with quarterly profitability occurring by the fourth quarter of 2004.  The company anticipates positive cash flow from operations in 2004.

Miller commented, “We enter the second quarter with a solid pipeline of business.  For 2004, we are optimistic about growth in the PACS market and expect the CT and MR markets to be flat.  Clearly, Toshiba is taking market share in the global CT scanner market, which directly benefits Vital Images.  We also anticipate sales growth from our installed base – which now approaches

1,500 licenses – in the form of multi-year maintenance and service contracts, as well as additional software licenses and new products.”

Management expects approximately 5 percent to 10 percent of the company’s 2004 revenue to come from the PACS market with sales by McKesson and sales of the Web-enabled product by Vital Images, positioning the company for stronger revenue and profitability growth in 2005.

Conference Call and Webcast

Vital Images will host a live Webcast of its first-quarter earnings conference call today, Thursday, April 29, at 10:30 a.m. CT.  To access this Webcast, go to the investor portion of the company’s Web site, www.vitalimages.com, and click on the Webcast icon.  The Webcast replay will begin at 12:30 p.m. CT, Thursday, April 29, 2004.

If you do not have access to the Internet and want to listen to an audio replay of the conference call, dial (800) 405-2236 and enter conference call ID# 575914.  The audio replay will be available beginning at 12:30 p.m. CT on Thursday, April 29, 2004, through 5:00 p.m. CT on Thursday, May 6, 2004.

Annual Meeting and Investor Conference Webcasts

Vital Images will host a live Webcast of its annual meeting in Minneapolis on Wednesday, May 12, at 3:30 p.m. CT.  Jay Miller will discuss recent developments and the outlook for 2004.  In addition, Dr. Rob Schwartz, director of pre-clinical research at the Minneapolis Heart Institute Foundation, will discuss cardiovascular imaging and show cardiovascular images generated by Vitrea.

On May 13, the company will host a live Webcast of a 9:00 a.m. CT management presentation at the Northland Securities Conference in Minneapolis.

Both Webcasts will be available live and via replay on the investor portion of the company’s Web site, www.vitalimages.com, by clicking on the Webcast icon.

About Vitrea 2

Vitrea 2 is the company’s advanced medical imaging software for diagnostic evaluation of computed tomography (CT) and magnetic resonance (MR) image data. Vitrea 2 features real-time navigation of 3D volume data, permitting the user to create two- and three-dimensional views of human anatomy and to interactively navigate within these images to better visualize and understand internal structures and disease conditions. In addition, Vitrea 2 utilizes an intuitive clinical workflow and automatic settings to improve speed and simplicity over other visualization techniques.

About Vital Images

Vital Images is a leading provider of 3D imaging software for use in disease screening applications, clinical diagnosis and therapy planning. The company’s technology utilizes high-speed volume visualization and analysis, as well as network communications based on DICOM and Internet protocols. Vital Images cost effectively brings 3D visualization and analysis into the day-to-day practice of medicine. Press releases, examples of 3D medical imaging and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the availability of capital and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2003.

Vitrea® is a registered trademark of Vital Images Inc.

Vital Images disclaims any proprietary interest in the marks and names of others.

Vital Images, Inc.

Statements of Operations

(Unaudited)

(In thousands, except per share data)

	For the Three Months Ended March 31,
	2004	2003

Revenue:
License fees	$5,541	$4,653
Maintenance and services	1,922	1,667
Hardware	287	471
Total revenue	7,750	6,791

Cost of revenue:
License fees	1,004	382
Maintenance and services	1,090	933
Hardware	243	300
Total cost of revenue	2,337	1,615

Gross margin	5,413	5,176

Operating expenses:
Sales and marketing	2,702	2,120
Research and development	2,682	1,381
General and administrative	1,737	1,026
Total operating expenses	7,121	4,527

Operating income (loss)	(1,708)	649
Interest income	65	30

Income (loss) before income taxes	(1,643)	679
Provision (benefit) for income taxes	(250)	25

Net income (loss)	$(1,393)	$654

Net income (loss) per share – basic	$(0.12)	$0.07

Net income (loss) per share – diluted	$(0.12)	$0.06

Shares used in per share calculations:
Basic	11,339	9,017

Diluted	11,339	10,330

Vital Images, Inc.

Balance Sheets

(In thousands)

	March 31, 2004	Dec. 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$19,122	$30,112
Marketable securities	9,435	4,079
Accounts receivable, net	5,677	4,982
Deferred tax assets	275	275
Prepaid expenses and other current assets	660	672
Total current assets	35,169	40,120
Property and equipment, net	2,867	3,043
Other assets	—	144
Deferred tax assets	7,986	9,500
Goodwill	6,815	—
Intangible assets, net	6,937	—
Licensed technology, net	420	450

TOTAL ASSETS	$60,194	$53,257

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,185	$1,485
Accrued payroll	1,371	1,348
Deferred revenue	6,301	5,055
Accrued royalties	1,010	556
Other current liabilities	471	285
Total current liabilities	10,338	8,729

Deferred revenue	222	265
Total liabilities	10,560	8,994

Shareholders’ equity:
Common stock	116	111
Additional paid-in capital	62,876	56,109
Other comprehensive loss	(8)
Accumulated deficit	$(13,350)	$(11,957)
Total shareholders’ equity	49,634	44,263

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$60,194	$53,257

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